                                 EXHIBIT INDEX


  EXHIBIT                                                                                            PAGE
  NUMBER                                         DESCRIPTION                                        NUMBER
- -----------  ------------------------------------------------------------------------------------  ---------
       1.1   Form of Dealer Manager Agreement.*
       1.2   Agreement to Exercise Rights among Joseph Littlejohn & Levy Fund, L.P., Joseph
              Littlejohn & Levy Fund II, L.P. and the Company.*
       4.1   Specimen certificate for the Company's common stock, par value $.01 per share. (1)
       4.2   Form of Rights Certificate to Purchase Common Stock of the Company.**
       4.3   Credit Agreement among Doskocil, the Several Lenders from Time to Time Parties
              Thereto and Chemical Bank, as Agent dated as of May 25, 1994. (2)
       4.4   Form of Doskocil 9 3/4% Senior Subordinated Redeemable Note due 2000. (3)
       4.5   Indenture between Doskocil and First Fidelity Bank, National Association, New York,
              as Trustee. (3)
       4.6   Warrant Agreement dated as of October 31, 1991 between the Company and the signatory banks thereto. (4)
       4.7   Amended and Restated Certificate of Incorporation of the Company. (5)
       4.8   Amended and Restated Bylaws of the Company. (6)
       4.9   Doskocil Employee Investment Plan. (4)
       4.10  Doskocil Companies Incorporated 1992 Stock Incentive Plan. (1)
       4.11  Doskocil Companies Incorporated Retirement and Profit Sharing Plan. (7)
       4.12  Guaranty Agreement between the Company and The Fourth National Bank and Trust
              Company, Wichita, dated August 1, 1985. (4)
       4.13  Agreement for Waste Water Treatment Service between Stoppenbach, Inc. and the City of Jefferson, Wisconsin, dated November 1985. (4)
       4.14  Agreement (for waste water treatment) between the City of Logansport, Indiana and
              Wilson & Co., Inc., dated June 26, 1967. (4)
       5     Opinion of Darian B. Andersen, regarding the legality of the Underlying Shares.**
      15     Letter re: Unaudited Interim Financial Information.**
      23.1   Consent of Darian B. Andersen (included as part of Exhibit 5).**
      23.2   Consent of Coopers & Lybrand L.L.P.*
      23.3   Consent of KPMG Peat Marwick LLP.*
      24     Powers of Attorney pursuant to which amendments to the Registration Statement may be filed (included on signature page of the Registration Statement).**
      99.1   Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other
              Nominees.*
      99.2   Form of Transmittal Letter to Holders of Common Stock of the Company.*
      99.3   Form of Transmittal Letter to Holders of Common Stock of the Company whose addresses are outside the continental United States and Canada and who have APO or FPO addresses.*
      99.4   Form of Transmittal Letter to Holders of Warrants of the Company.*
      99.5   Form of Transmittal Letter to Clients of Securities Dealers, Commercial Banks, Trust
              Companies and Other Nominees.*

  EXHIBIT                                                                                            PAGE
  NUMBER                                         DESCRIPTION                                        NUMBER
- -----------  ------------------------------------------------------------------------------------  ---------
      99.6   Form of Instructions as to Use of the Doskocil Companies Incorporated Rights
              Certificates.*
      99.7   Form of Notice of Guaranteed Delivery.*
      99.8   Form of Certification and Request for Additional Rights.*

- ------------------------
 * Filed herewith.
** Previously filed.
(1) Incorporated by reference to the exhibits filed with the Registration Statement on Form S-8 filed with the Commission on March 4, 1992.
(2) Incorporated by reference to the exhibit filed with the current Report on Form 8-K filed on June 14, 1994.
(3) Incorporated by reference to the exhibits filed with the Registration Statement (File No. 33-59484) on Form S-1 filed with the Commission April 13, 1993.
(4) Incorporated by reference to the exhibits to the Annual Report on Form 10-K (File No. 7803) filed with the Commission on March 13, 1992.
(5) Incorporated by reference to the exhibits to the Current Report on Form 8-K dated February 5, 1993.
(6) Incorporated by reference to the exhibits to the Current Report on Form 8-K filed with the Commission on March 23, 1993.
(7) Incorporated by reference to the Annual Report on Form 10-K (File No. 7803) filed with the Commission on March 31, 1994 as amended by Form 10-K/A No. 1 filed on June 29, 1994 and 10-K/A No. 2 filed on July 22, 1994.

                                                                     EXHIBIT 1.1
                            DEALER MANAGER AGREEMENT

                                                              September 19, 1994

MERRILL LYNCH & CO.
JOHNSON RICE & COMPANY, L.L.C.
c/o Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated
North Tower
World Financial Center
New York, New York 10281

Ladies and Gentlemen:

    Doskocil Companies Incorporated, a Delaware corporation ("Doskocil"), hereby appoints Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Johnson Rice & Company, L.L.C. ("Johnson Rice", and, together with Merrill Lynch, the "Dealer Managers") to act as co-dealer managers in connection with the distribution by Doskocil to its stockholders and warrantholders of rights (the "Rights") to purchase an aggregate of up to 5,555,556 shares (the "Underlying Shares") of Doskocil's common stock, par value $.01 per share (the "Common Stock"), at a price of $9.00 per share (the "Offering").

    Doskocil hereby confirms its agreement with the Dealer Managers as follows:

     1. AGREEMENT TO ACT AS DEALER MANAGER. (a) Doskocil proposes to undertake the Offering pursuant to which each stockholder and warrantholder shall receive Rights to subscribe for an additional .68 shares of Common Stock for each share of Common Stock held or acquirable upon the exercise of warrants at a subscription price of $9.00 per share. Doskocil represents that it has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively called the "Act"), with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3, including a prospectus relating to the Underlying Shares, which incorporates by reference documents which Doskocil has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively called the "Exchange Act"). Except where the context otherwise requires, the registration statement, as amended at the time it became or becomes effective, including all documents filed as a part thereof or incorporated by reference therein, and including information contained in any prospectus subsequently filed with the Commission pursuant to Rule 424(b) under the Act and deemed to be a part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Act, is herein called the Registration Statement, and the prospectus, including all documents incorporated therein by reference, in the form filed by the Company with the Commission pursuant to Rule 424(b) under the Act, is herein called the Prospectus.

    (b) Doskocil hereby authorizes Merrill Lynch and Johnson Rice to act as co-dealer managers, in accordance with Merrill Lynch's customary practices, in connection with the Offering, and on the basis of the representations and warranties and agreements of Doskocil herein contained and subject to and in accordance with the terms and conditions hereof, Merrill Lynch and Johnson Rice agree to act as co-dealer managers in connection with the Offering. Merrill Lynch's customary practices consist of, among other things, the coordinating of the mailing of the Offer Documents, arranging for advertisements to be published concerning the Offering, the contacting of holders of 100 shares or more of Common Stock and of warrants to acquire 100 shares or more of Common Stock (registered and beneficial to the extent practicable), and continuing such solicitation efforts until the expiration of the Offering.

    (c) Doskocil shall furnish the Dealer Managers, as soon as practicable after the date hereof (to the extent not previously furnished), with cards or lists or copies thereof showing the names of persons who were the holders of record or, to the extent available to Doskocil, the beneficial owners of

Common Stock and warrants as of a recent date, together with their addresses, and the number of shares or warrants, as the case may be, held by them. Additionally, Doskocil shall use its best efforts to update such information from time to time during the term of this Agreement as requested by Merrill Lynch. Except as otherwise provided herein, the Dealer Managers agree to use such information only in connection with the Offering. The Dealer Managers shall act hereunder as independent contractors and nothing herein contained shall make either Merrill Lynch or Johnson Rice (in their capacity as Dealer Managers) an agent of Doskocil in connection with the Offering. Nothing contained in this Agreement shall constitute either Merrill Lynch or Johnson Rice (in their capacity as Dealer Managers) a partner of or joint venturer with the Doskocil.

    (d) There will be used in connection with the Offering certain additional soliciting materials, including Doskocil's advertisement announcing commencement of the Offering; a letter from Merrill Lynch, as co-dealer manager, to brokers, dealers, commercial banks, trust companies and nominees; a letter from brokers, dealers, commercial banks and trust companies to their customers relating to the Offering; and other materials relating to the Offering approved by Doskocil (the "Offering Materials"). The Dealer Managers shall be given an opportunity to review and comment upon the Registration Statement, Prospectus and Offering Materials. Doskocil authorizes the Dealer Managers to use the Offering Materials in connection with the Offering and for such period of time as a prospectus is required by law to be delivered in connection therewith. The Dealer Managers shall not have any obligation to cause any Offering Materials to be transmitted generally to any stockholder or holder of warrants.

    (e) Doskocil agrees that any reference to Merrill Lynch or Johnson Rice in any newspaper announcement or press release or other document or communication is subject to the prior approval of Merrill Lynch or Johnson Rice, as applicable.

     2. SOLICITATION BY THE DEALER MANAGERS. Subject to the terms and conditions of this Agreement, the Dealer Managers agree in accordance with Merrill Lynch's customary practice to use their best efforts to solicit the exercise of the Rights and subscriptions for Common Stock pursuant to the Offer Documents, to contact holders of 100 shares or more of Common Stock and of warrants to acquire 100 shares are more of Common Stock where practicable, and to respond to requests for information and materials in connection with the Offering, such services to commence upon the commencement of the Offering.

    In addition, the Dealer Managers shall use their best efforts to form and manage a group consisting of securities brokers and dealers selected by Merrill Lynch (the "Soliciting Dealers") to assist in the solicitation of holders of Common Stock and warrants regarding the exercise of their Rights. Attached as Exhibit A hereto is a form of Soliciting Dealer Agreement by and between the Dealer Managers and each respective Soliciting Dealer.

    Doskocil hereby authorizes Merrill Lynch, or a registered broker chosen by Merrill Lynch with notice to Doskocil, to act as Doskocil's agent in making the Offering to residents of such states as to which such agent designation may be necessary to comply with applicable law. Except as otherwise expressly provided in the preceding sentence, nothing in this Agreement shall constitute the Dealer Managers the agents of Doskocil or joint venturers or members of a syndicate or group with Doskocil in connection with the solicitation or otherwise.

     3. COMPENSATION. (a) Doskocil agrees to pay to each of Merrill Lynch and Johnson Rice, for their services as Dealer Managers, $.02 per share for each share of Common Stock acquired upon the exercise of any Rights, other than Rights exercised by Joseph Littlejohn & Levy Fund II, L.P., and to pay an additional amount equal to $0.10 per share to Merrill Lynch for each share of Common Stock acquired upon the exercise of Rights solicited by Merrill Lynch and $0.10 per share to Johnson Rice for each share of Common Stock acquired upon the exercise of Rights solicited by Johnson Rice in each case other than Rights exercised by Joseph Littlejohn & Levy Fund II, L.P.; provided however, that the amount, if any, by which the compensation per share payable to Merrill Lynch hereunder in connection with shares of Common Stock acquired upon the exercise of Rights by registered investment companies for which affiliates of Merrill Lynch act as investment advisor or manager exceeds 1% of $9.00 shall be paid to Johnson Rice. Such fees shall be paid upon completion of the Offering.

    (b) Doskocil agrees to pay an additional fee of $125,000 to each of Merrill Lynch and Johnson Rice for their services as Dealer Managers payable on the date of completion of the Offering.

    (c) In addition to any fees that may be payable to the Dealer Managers under this Agreement, Doskocil agrees to reimburse the Dealer Managers upon request made from time to time for their reasonable out-of-pocket expenses incurred in connection with the Dealer Managers' activities under this Agreement, including the reasonable fees and disbursements of their legal counsel designated by Merrill Lynch.

     4.   CERTAIN COVENANTS OF DOSKOCIL.   Doskocil covenants with Merrill Lynch
as follows:

        (a) Doskocil will notify the Dealer Managers immediately, and confirm such notice in writing, (i) of the receipt by it (or by any of its officers, representatives or attorneys) of any request of the Commission or any other governmental agency or authority to amend or supplement the Registration Statement, Prospectus or any Offering Materials or for additional information with respect thereto or (ii) of receipt (whether written or oral) by it (or by any of its officers, representatives or attorneys) of any other communication from the Commission or any other governmental agency or authority relating to the Registration Statement, Prospectus or any Offering Materials, including, without limitations, any order suspending or preventing the use of the Registration Statement, Prospectus or any Offering Materials or otherwise concerning the Offering.

        (b) Doskocil will not at any time make any amendment or supplement to the Registration Statement, Prospectus or any of the Offering Materials of which Merrill Lynch shall not have been advised previously and furnished a copy or to which Merrill Lynch or its counsel shall reasonably object.

        (c) Doskocil will not commence any Offering or send to any holder of Common Stock or of warrants any request or invitation for a subscription for Common Stock or any Right relating thereto prior to the Registration Statement becoming effective in compliance with the applicable provisions of the Act and any other applicable laws. Doskocil will comply in all material respects with the Act and the Exchange Act in connection with the Offering, and the transactions contemplated hereby and thereby. If any event shall occur or condition exist as a result of which it is necessary, in the reasonable opinion of counsel for Merrill Lynch or counsel for Doskocil, to amend or supplement the Registration Statement or the Prospectus in order that the Registration Statement or the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time they are delivered to a stockholder or warrantholder, or if it shall be necessary, in the reasonable opinion of either such counsel, at any such time to amend or supplement the
    Registration Statement or Prospectus (a "Proposed Amendment") in order to comply with the requirements of the Act or Exchange Act, Doskocil will promptly prepare such amendment or supplement as may be necessary to correct such untrue statement or omission or to make the Registration Statement or Prospectus comply with such requirements.

        (d) Doskocil will deliver to the Dealer Managers without charge, from time to time as requested, such number of copies of the Offering Materials (each as supplemented or amended) as the Dealer Managers may reasonably request and will cause all amendments and supplements to be distributed to Holders as may be required by the Acts.

        (e) Doskocil will pay and bear all costs and expenses incident to the Offering and the performance of its obligations under this Agreement including, without limitation, (i) the reasonable fees, disbursements and expenses of its counsel and those of counsel to the Dealer Managers designated by Merrill Lynch, (ii) the preparation and distribution of this Agreement, (iii) the preparation, printing or copying and distribution of the Registration Statement, Prospectus and the Offering Materials and any Proposed Amendment, (iv) the fees and expenses of the exercise agent for the Offering (the "Exercise Agent") and (v) all other costs and expenses incident to the Offering incurred by Doskocil.

        (f) Doskocil will advise or cause the Exercise Agent to advise the Dealer Managers from day to day during the period of the Offering as to all names and addresses of stockholders and holders of warrants who have exercised Rights, and the aggregate number of shares purchased through the exercise of Rights and as to such other information as Merrill Lynch may reasonably request; and will notify Merrill Lynch, not later than 5:00 P.M., New York City time, on the first business day following the Expiration Date (as defined in the Prospectus), of the aggregate number of shares purchased through the exercise of Rights.

        (g) Doskocil will promptly give the Dealer Managers notice of any change in the Expiration Date.

     5.   REPRESENTATIONS AND  WARRANTIES OF DOSKOCIL.   Doskocil represents and
warrants to and agrees with the Dealer Managers that as of the date hereof:

        (a) Doskocil is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, to consummate the Offering in accordance with its terms; and this Agreement has been duly authorized, executed and delivered by Doskocil and, assuming due execution and delivery of this Agreement by the Dealer Managers, constitutes a legal, valid and binding obligation of Doskocil, enforceable against Doskocil in accordance with its terms, except as (i) enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (ii) as rights to indemnity and contribution hereunder may be limited by Federal or state securities laws and/or public policy.

        (b) The Rights and the Underlying Shares have been duly authorized for issuance.

        (c) As of its effective date, the Registration Statement does not or will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus (including the documents incorporated therein by reference) did not or will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that Doskocil makes no warranty or representation with respect to any statement contained in the Registration Statement or the Prospectus in reliance upon and in conformity with information concerning the Dealer Managers that was furnished in writing by or on behalf of either Dealer Manager to Doskocil expressly for use in the Registration Statement or the Prospectus.

        (d) The information contained in the Offering Materials is accurate in all material respects and is complete for its intended purposes.

        (e) The execution and delivery of this Agreement and the letter agreement dated May 26, 1994 between Doskocil and Merrill Lynch (the "Engagement Letter"), and the consummation by Doskocil of the transactions contemplated in this Agreement and the Engagement Letter and in the Offering Materials and compliance by Doskocil with the terms of this Agreement and the Engagement Letter have been duly authorized by all necessary corporate action on the part of Doskocil and do not and will not result in any violation of the charter or by-laws of Doskocil or any significant subsidiary of Doskocil, as defined in Rule 405 of Regulation C of the regulations promulgated under the Securities Act of 1933 (each, a "Significant Subsidiary"), and do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any property or assets of Doskocil or any Significant Subsidiary under (i) any indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which Doskocil or any Significant Subsidiary is a party or by which each of them or any of them may be bound or to which any of their respective properties may be subject, except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a material adverse effect on the condition (financial or otherwise), earnings, business affairs or business prospects of Doskocil and its subsidiaries considered as one enterprise or
    (ii) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Doskocil or any Significant Subsidiary or any of their respective properties.

        (f) No authorization, approval, consent or license of any government, governmental instrumentality or court, domestic or foreign, is required for the consummation by Doskocil of the transactions contemplated in this Agreement and the Engagement Letter, including the consummation of the Offering.

        (g) The Registration Statement is effective under the Act and, to the best of Doskocil's knowledge and information, no stop order suspending the effectiveness of the Registration Statement has been issued under the Act or proceedings therefor initiated or threatened by the Commission.

        (h) At the time the Registration Statement became effective the Registration Statement (other than the financial statements and supporting schedules included therein, as to which no opinion need be rendered) complied as to form in all material respects with the requirements of the 1933 Act and the regulations promulgated thereunder.

    The representations and warranties set forth in this Section 5 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party (as defined in the Engagement Letter) and any termination of this Agreement.

     6. INDEMNIFICATION; LIMITATION OF INDEMNIFIED PARTY LIABILITY; CONTRIBUTION. (a) Except as otherwise provided in this Section 6, the provisions of the Engagement Letter relating to indemnification, limitations on the liability of Indemnified Parties and contribution are incorporated herein by reference as if restated herein in their entirety, and Doskocil agrees to indemnify Merrill Lynch and the other Indemnified Parties and to contribute to amounts paid or payable by Merrill Lynch and the other Indemnified Parties, and agrees that Merrill Lynch's liability and the liability of the other Indemnified Parties shall be limited, in each case as provided in the Engagement Letter. For purposes of the indemnification and contribution provided for in this Section 6, the definition of Indemnified Parties shall consist of Merrill Lynch, Johnson Rice, each Soliciting Dealer and their respective directors, officers, employees, agents and controlling persons.

    (b) Without limiting the generality of the foregoing, Doskocil agrees to indemnify and hold harmless each Dealer Manager and Soliciting Dealer and each person, if any, who controls any of the foregoing within the meaning of Section 15 of the Act:

        (i) against any and all loss, liability, claim, damage and expense whatsoever, promptly after submission for payment, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendments thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

        (ii) against any and all loss, liability, claim, damage or expense whatsoever, promptly after submission for payment, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Doskocil; and

       (iii) against any and all expense whatsoever, promptly after submission for payment, reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above.

     7. SETTLEMENT OF LITIGATION; RELEASE. The provisions of the Engagement Letter relating to the settlement of claims, the release of Indemnified Parties in the event of such settlement and waiver of the right to trial by jury are incorporated herein by reference as if restated herein in their entirety, and Doskocil agrees to comply with its obligations under such provisions as provided therein.

     8. CONDITIONS TO THE DEALER MANAGERS' OBLIGATIONS. The Dealer Managers' obligations hereunder are subject as of the commencement of the Offering (the "Commencement Date") to the accuracy of the representations and warranties of Doskocil contained herein, to the performance by Doskocil of its obligations hereunder, and to the following further conditions:

        (a) On the Commencement Date, the Dealer Managers shall have received signed opinions of each of Skadden, Arps, Slate, Meagher & Flom, counsel for Doskocil, and Darian B. Andersen, General Counsel for Doskocil, each dated as of the Commencement Date, substantially in the form attached hereto as Exhibit B, which opinion shall be in form and substance reasonably satisfactory to counsel for the Dealer Managers, and shall have received a letter addressed to them from Coopers & Lybrand in form and substance reasonably satisfactory to Merrill Lynch.

        (b) At the Commencement Date, there shall have been delivered to the Dealer Managers certificates of the chief executive officer and chief financial officer of Doskocil, dated as of the Commencement Date, (i) stating that, the representations and warranties set forth in Section 5 hereof are accurate on such date; and (ii) that Doskocil has duly performed, in all material respects, all obligations required to be performed by it pursuant to the terms of this Agreement.

     9. TERMINATION. (a) This Agreement shall terminate upon the earliest to occur of (i) thirty days after the final Expiration Date of the Offering, (ii) the date on which Merrill Lynch gives notice to Doskocil that any of the conditions specified in Section 8 have not been fulfilled pursuant to Section 8,
(iii) the date on which Merrill Lynch gives notice to Doskocil that it reasonably objects to Doskocil's decision to use or permit the use of any supplement to the Offering Materials that has not been submitted to Merrill Lynch for its and its counsel's comments or has been so submitted and Merrill Lynch and its counsel have made comments but such comments have not resulted in changes therein to reflect such comments or in another response, in either case, reasonably satisfactory to Merrill Lynch and its counsel or (iv) the date on which Doskocil terminates or withdraws the Offering for any reason (the earliest to occur of clauses (i), (ii), (iii) and (iv) being referred to as the "Termination Date").

    (b) Notwithstanding termination of this Agreement pursuant to subsection (a) of this Section 9, Sections 3, 5, 6, 7 and 14 shall survive any termination of this Agreement.

    10. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered, mailed or transmitted by any standard form of telecommunication. Notices to the Dealer Managers shall be directed to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated at Merrill Lynch World Headquarters, North

Tower, World Financial Center, New York, New York 10281, Attention: W. Gregg Smart, and notices to Doskocil shall be directed to it at 2601 Northwest Expressway, Suite 1000W, Oklahoma City, Oklahoma 73112, Attention: Darian B. Andersen, Secretary and Corporate Counsel.

    11. TOMBSTONE. Doskocil acknowledges that Merrill Lynch may place an announcement in such newspapers and periodicals as it may choose, stating that Merrill Lynch and Johnson Rice are acting as co-dealer managers, and that Merrill Lynch is acting as financial advisor to Doskocil in connection with the Offering. Any such announcement shall be at the sole expense of Merrill Lynch and Johnson Rice.

    12. SURVIVAL OF CERTAIN PROVISIONS. The provisions relating to indemnification and contribution, fees and expenses and independent contractor status of the Dealer Managers remain operative and in full force and effect regardless of any investigation made by or on behalf of Doskocil, Merrill Lynch or Johnson Rice or any affiliates or controlling persons and will survive the consummation or termination of the Offering.

    13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed in that state.

    14. INDEPENDENT CONTRACTOR. Doskocil acknowledges and agrees that Merrill Lynch has been retained to act solely as financial advisor to Doskocil and that Merrill Lynch and Johnson Rice have been retained to act solely as Dealer Managers in connection with the Offering. In such capacity, Merrill Lynch and Johnson Rice shall act as independent contractors, and any duties of Merrill Lynch or Johnson Rice arising out of its engagement pursuant to this Agreement shall be owed solely to Doskocil.

    15. SEVERABILITY. If any term or provision of this Agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this Agreement invalid or unenforceable in any respect.

    16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of such counterparts, when a counterpart has been executed and delivered, shall be deemed to be an original and all of such counterparts, taken together, shall constitute one and the same Agreement.

    17. SUCCESSORS. This Agreement is made solely for the benefit of Merrill Lynch, Johnson Rice and Doskocil and, to the extent expressed, the Indemnified Parties and their executors, administrators, successors and assigns, and no other persons shall acquire or have any right under or by virtue of this Agreement.

    If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument will become a binding agreement between Doskocil, on the one hand, and Merrill Lynch and Johnson Rice, on the other hand, in accordance with its terms.

                                          Very truly yours,
                                          DOSKOCIL COMPANIES INCORPORATED
                                          By ___________________________________
                                             Name:
                                             Title:

Confirmed and accepted
as of the date first
above written:

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated

By ________________________________________
   Name:
   Title:

JOHNSON RICE & COMPANY, L.L.C.
By ________________________________________
   Name:
   Title:

                                                                       EXHIBIT A

                          SOLICITING DEALER AGREEMENT

                                                              September 19, 1994

Gentlemen:

    Doskocil Companies Incorporated ("Doskocil") has commenced a rights offering (the "Offering") pursuant to which each holder of common stock and warrants to acquire common stock (the "Warrants") of Doskocil on September 29, 1994 (the "Record Date") has received .68 rights (the "Rights") per share of common stock held or acquirable upon the exercise of the Warrants. Each Right entitles the holder thereof to purchase one share of common stock (the "Common Stock") of Doskocil at a subscription price of $9.00 per share. The Rights have been approved for quotation on the NASDAQ National Market System.

    Doskocil has prepared the following material, of which you have been furnished copies (all such materials and all other materials approved by Doskocil in writing for use in connection with any Offering solicitation, as any of them may be amended or supplemented, are collectively referred to herein as the "Offer Documents"):

        (i) Registration Statement on Form S-3, as amended, dated September 19, 1994;

        (ii) Prospectus, dated September 19, 1994;

       (iii) Rights Certificate;

       (iv) Preliminary Blue Sky Survey, dated September 19, 1994;

        (v) Letters to securities brokers, dealers and nominees for use in the distribution of the Offer Documents;

       (vi) Letter from securities brokers, dealers and nominees to clients;

       (vii) Notice of Guaranteed Delivery;

      (viii) Instructions as to Use of the Rights Certificates;

       (ix) Certification and Request for Additional Rights;

        (x) Transmittal Letter to Holders of Common Stock of the Company;

       (xi) Transmittal Letter to Holders of Common Stock of the Company whose addresses are outside the continental United States and Canada and who have APO or FPO addresses; and

       (xii) Transmittal Letter to Holders of Warrants of the Company.

    Each of the undersigned, as co-dealer-manager (each, a "Dealer Manager", and, together, the "Dealer Managers") of the Offering, has entered into a Dealer Manager Agreement with Doskocil dated September 19, 1994 pursuant to which each has agreed, among other things, to use its best efforts as Dealer Manager to form and manage a group consisting of selected securities brokers and dealers (including bank trust departments), including itself (such brokers and dealers being hereinafter referred to as "Soliciting Dealers"), to solicit the exercise of Rights by holders of Common Stock and Warrants of Doskocil as described and upon the terms and conditions set forth in the Prospectus. You are invited to become one of the Soliciting Dealers and by your confirmation hereof you agree to act in such capacity in accordance with the following terms and conditions:

         1. OFFER DOCUMENTS. You agree to use your best efforts to solicit the exercise of Rights by holders of Common Stock and Warrants of Doskocil (the "Solicitations"). You agree that the Solicitations by Soliciting Dealers hereunder shall be undertaken only in accordance with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended

    (together, the "Acts"), and the applicable rules and regulations of the Securities and Exchange Commission thereunder, in accordance with the terms of this Agreement and only in those states and other jurisdictions where the Solicitations may lawfully be made and in accordance with the laws thereof. Accompanying this Agreement are copies of the Offer Documents listed above relating to the Offering. Additional copies of these documents will be supplied to you in reasonable quantities upon request.

         2. COMPENSATION OF SOLICITING DEALERS. Each Soliciting Dealer will be paid fees by the Dealer Manager promptly after the termination of the Offering, subject to the payment of such fees by Doskocil to the Dealer
    Managers, in an amount equal to $0.10 for each share of Common Stock purchased upon the exercise of a Right through such Soliciting Dealer's efforts (other than shares of Common Stock acquired upon the exercise of Rights by Joseph Littlejohn & Levy Fund II, L.P.), as evidenced by the naming of such Soliciting Dealer in the Rights Certificate, provided, however, that the Dealer Managers have received from such Soliciting Dealer an executed confirmation of this Soliciting Dealer Agreement. In the event that any Soliciting Dealer, as nominee, exercises Rights and subscribes for shares of Common Stock on behalf of customers, such Soliciting Dealer agrees to provide to the Dealer Managers, upon request, properly executed instructions, including a designation of Soliciting Dealer, from such customers where a Soliciting Dealer's fee is requested.

    In the event of any disagreement as to amounts of compensation payable to a Soliciting Dealer, the determination of the Dealer Managers shall be conclusive, subject to Doskocil's determination (which shall be conclusive) of the validity or timeliness of receipt of any subscription for Common Stock pursuant to the exercise of Rights, provided, however, that in no event shall more than one Soliciting Dealer's fee be payable per share of Common Stock subscribed for upon the exercise of Rights.

    No fee will be payable to Soliciting Dealers with respect to the exercise of Rights which are not accepted by Doskocil, in its sole discretion.

    Acceptance of compensation by you will constitute a representation that you have not engaged in any activities prohibited by the Acts or rule or regulations thereunder, or this Agreement.

         3. UNAUTHORIZED INFORMATION AND REPRESENTATION. You agree not to give any information or make any representations in connection with the Solicitations other than those contained in the Offer Documents. You agree not to publish, circulate or otherwise use any other advertisements or solicitation material without the prior written approval of the undersigned Dealer Managers and, if specified in writing on any Offer Documents, not to show, quote or give such material to any person outside your firm. You are not authorized to act as agent of Doskocil or the undersigned Dealer Managers in any connection or transaction and you agree not to act as such agent and not to purport to do so.

         4. BLUE SKY QUALIFICATION. Included in the Offer Documents is a Preliminary Blue Sky Survey, dated September 19, 1994. Under no circumstances will you as a Soliciting Dealer engage in any activities hereunder in any state in which you may not lawfully so engage. You authorize each of the undersigned to cause to be filed in the Department of State of the State of New York a Further State Notice with respect to the Common Stock, if required.

         5. TERMINATION. This Agreement may be terminated at any time by written or telegraphic notice to you from either the undersigned Dealer Managers or Doskocil, or to the Dealer Managers from you, and in any case, it will terminate as to any Solicitations upon the expiration of the Rights and the conclusion of the Offering, provided, however, (i) the provisions hereof relating to payment of fees and (ii) the indemnification provisions contained in paragraph 6 hereof shall survive any termination.

    Doskocil may terminate any or all Solicitations at any time at its discretion.

         6. LIABILITY OF THE DEALER MANAGER AND INDEMNIFICATION. Nothing herein contained shall constitute the Soliciting Dealers partners with either of the Dealer Managers, Doskocil, or with one another, or agents of the Dealer Managers, of Doskocil, or an association, or shall render either of the Dealer Managers liable for the obligations of any Soliciting Dealer. The Dealer Managers shall be under no liability to make any payment to you and shall be under no other liabilities to any Soliciting Dealer except for obligations expressly assumed by them in this Agreement, and no obligations of any sort shall be implied.

    Under the Dealer Manager Agreement, Doskocil has agreed to the extent and upon the terms set forth therein, to indemnify each Dealer Manager, each Soliciting Dealer, each officer, director, employee or agent of each Dealer Manager and each Soliciting Dealer and each person controlling each Dealer Manager or any Soliciting Dealer against certain liabilities, including liabilities under the Acts.

         7. NOTICES. Any notice from the undersigned Dealer Managers or Doskocil to you as a Soliciting Dealer shall be deemed to have been duly given if mailed or telegraphed to you at your address set forth below. Any notice from you as a Soliciting Dealer to the Dealer Managers or Doskocil shall be deemed to have been duly given if mailed or telecopied, respectively, to the Dealer Managers c/o Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, North Tower, World Financial Center, New York, NY 10281, Attention: Domenick LaMagna.

         8. MISCELLANEOUS. This Agreement may not be assigned or delegated without the express written consent of the Dealer Managers. This Agreement is made solely for the benefit of you, the Dealer Managers, Doskocil and their respective successors and permitted assigns, and no other persons shall acquire or have any right under or by virtue of this Agreement.

         9. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed in that state.

        10. CONFIRMATION. Please confirm your agreement to become one of the Soliciting Dealers under the terms and conditions herein set forth by signing the attached confirmation and returning the enclosed duplicate copy of it at once to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, North Tower, World Financial Center, New York, NY 10281,
    Attention: Domenick LaMagna, 5th Floor, Syndicate Department, Fax No. (212) 449-2784.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                         INCORPORATED

                                          JOHNSON RICE & COMPANY, L.L.C.

                                                AS DEALER MANAGERS

                                          By:  Merrill, Lynch, Pierce, Fenner &
                                          Smith
                                                           Incorporated
                                  By: __________________________________________

                              FORM OF CONFIRMATION

                         (Soliciting Dealer Agreement)

To:  MERRILL LYNCH & CO.
      JOHNSON RICE & COMPANY, L.L.C.
    c/o Merrill Lynch & Co.
    Merrill Lynch, Pierce, Fenner & Smith
               Incorporated
    North Tower
    World Financial Center
    New York, NY 10281

Attention:  Domenick LaMagna
               5th Floor
               Syndicate Department
               Fax No. (212) 449-2784

    We hereby confirm our agreement to act as a Soliciting Dealer in accordance with the terms and conditions of the Soliciting Dealer Agreement dated September 19, 1994, in connection with the solicitation of the exercise of Rights by holders of Common Stock and Warrants of Doskocil pursuant to the related
Prospectus dated September 19, 1994. We hereby acknowledge receipt of such Prospectus and related Offer Documents referred to in your letter relating to the Solicitations, and confirm that in executing this confirmation we have relied upon such Prospectus and other Offer Documents and confirm that we are members in good standing of a national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), or if a foreign dealer not eligible for membership in the NASD, we agree to conform to the Rules of Fair Practice of the NASD in connection with the Solicitations.
Date: ____________, 1994
                                          Firm Name: ___________________________
                                          By: __________________________________
                                          Address ______________________________
                                                ________________________________
                                                ________________________________
                                                ________________________________

                                                                       EXHIBIT B

                OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM

    The opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Doskocil, to be delivered pursuant to Section 8(a) of this Agreement shall be to the effect that:

        (a) Doskocil is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Doskocil has the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement.

        (b) The Rights and the underlying shares of Common Stock have been duly authorized for issuance.

        (c) Based upon our review of the General Corporation Law of the State of Delaware and those laws, rules and regulations of the United States which, in our experience, are normally applicable to transactions of the type provided for by the Agreement and the Offering, but without our having made any special investigation concerning any other laws, rules or regulations, no authorization, approval, consent or license of any government, governmental instrumentality or court, is required under the General Corporation Law of the State of Delaware or the laws, rules and regulations of the United States of America for the consummation by Doskocil of the transactions contemplated in the Agreement and the Engagement Letter, including the consummation of the Offering.

        (d) The execution and delivery of the Agreement and the Engagement Letter, the consummation of the Offering and the consummation by Doskocil of the transactions contemplated in the Agreement and the Engagement Letter and in the Offering Materials and compliance by Doskocil with the terms of the Agreement and the Engagement Letter have been duly authorized by all necessary corporate action on the part of Doskocil and (i) do not and will not result in any violation of the charter or by-laws of Doskocil, and (ii) to the best of such counsel's knowledge, do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Doskocil under (A) any indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which Doskocil is a party or by which it may be bound or to which its properties may be subject and which is set forth on a schedule listing all indentures, mortgages, loan agreements, notes, leases or other agreements that have been identified to such counsel by an officer of the Company as the agreements the breach of which or default under which would have a material adverse effect on the business, assets and condition (financial or otherwise) of Doskocil attached hereto or (B) the General Corporation Law of the State of Delaware or, without having made any special investigation, any administrative or court decrees known to us to be applicable to Doskocil.

        (e) At the time the Registration Statement became effective the Registration Statement (other than the documents incorporated by reference therein and the financial statements, supporting schedules and other financial and statistical information included therein or excluded therefrom, as to which no opinion need be rendered) complied as to form in all material respects with the requirements of the Act and the regulations promulgated thereunder.

    Such counsel shall also state that it has been advised by the Commission that the Registration Statement was declared effective under the Act and, to the best of their knowledge and information, no stop order suspending the effectiveness of the Registration Statement has been issued under the Act or proceedings therefor initiated by the Commission.

    Such counsel shall also advise that nothing has come to their attention that would lead them to believe that the Registration Statement, at the time it became effective, or the Prospectus, as of the date thereof, contained an untrue statement of a material fact required to be stated therein or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that such counsel need not express an opinion with respect to the documents incorporated by reference into the Registration Statement and the financial statements, schedules and other financial and statistical information included in or excluded from the Registration Statement or the exhibits to the Registration Statement.

    The opinion of the General Counsel of Doskocil shall be to the effect that the documents incorporated by reference into the Registration Statement complied as to form in all material respects with the requirements of the Act and the regulations promulgated thereunder and that nothing has come to the attention of such General Counsel that would lead him to believe that the documents incorporated by reference into the Registration Statement, at the time the Registration Statement became effective, contained an untrue statement of a material fact required to be stated therein or in the Registration Statement or omitted to state a material fact necessary in order to make the statements therein or in the Registration Statement, in the light of the circumstances under which they were made, not misleading.

                                      B-2